EXHIBIT 10.46

Description of 2015 Incentive and Retention Awards
On December 8, 2013, Sysco Corporation (“Sysco” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with USF Holding Corp. (“USF”), a Delaware corporation and the parent of US Foods, Inc. (“US Foods”), and two wholly-owned subsidiaries of Sysco, pursuant to which Sysco agreed to acquire USF (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.
On March 21, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the immediate payment of incentive and retention cash awards to certain senior officers of the Company instrumental in the successful negotiation of the Merger Agreement, as well as the establishment of an incentive pool (the “Merger Incentive Pool”) for certain senior officers (including the named executive officers other than the Company’s Chief Executive Officer) expected to be directly involved in Merger integration. The target value of each individual cash award under the Merger Incentive Pool was based on the officer’s specific role with respect to the Merger integration planning efforts and was expressed as a percentage of base salary, and the payment of these cash awards was contingent, among other things, upon the closing of the Merger and the approval of a definitive integration plan.
On June 26, 2015, the Company, USF and the two merger subsidiaries of Sysco entered into an Agreement and Release to terminate the Merger Agreement. The parties mutually agreed to terminate the Merger Agreement following the decision of the U.S. District Court for the District of Columbia to grant the Federal Trade Commission’s request for a preliminary injunction to block the transactions contemplated by the Merger Agreement. Due to the termination of the Merger Agreement and the resulting failure to satisfy the conditions to payment described above, no payments have been, or will be, made pursuant to the Merger Incentive Pool.
Incentive and Retention Payments
From the effective date of the Merger Agreement in December 2013 through the termination thereof in June 2015, certain senior officers of the Company were directly engaged in planning the complex integration in connection with the Merger, while simultaneously continuing to effectively lead Sysco’s ongoing operations during the pendency of the Merger.
On July 10, 2015, (a) based on the strong desire of the Committee to motivate and retain these senior officers as they transitioned their focus from Merger integration planning to pursuing other operational and strategic initiatives, (b) in an effort to recognize that these individuals played critical roles in the development of the strategy of the Company in conjunction with their integration planning work, and (c) in recognition of the work product generated by the Merger integration planning teams under the direction of these senior officers, which was expected to be of considerable value to the Company in the future, the Committee approved one-time incentive and retention cash payments to such officers, including the following payments to five of the Company’s named executive officers to be identified in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders:
Thomas Bené – $281,250
Joel T. Grade – $60,000
Russell T. Libby– $315,000
Wayne R. Shurts – $264,150
Robert C. Kreidler – $429,000

The amount of each incentive and retention payment was determined in reference to typical market conventions for incentive and retention awards, as well as the future value of the work generated by the Merger integration planning teams. The Committee used the target amounts under the Merger Incentive Pool as a reference only, and considering the reference factors above, determined the payment amounts, which were a fraction of such target amounts.
The incentive and retention payments described above were paid within 30 days of the Committee’s approval, and were subject to a twelve-month recoupment provision whereby, subject to applicable law, all of the award paid to the recipient could have been recovered by the Company if the recipient voluntarily left the Company or was terminated for cause within the twelve-month period following receipt of the award. The Committee waived application of the recoupment provision to Mr. Kreidler’s incentive and retention payment.